Exhibit 35.4

[Wells Fargo Logo]	Wells Fargo Home Mortgage
One Home Campus
Des Moines, IA 50328-0001

Wells Fargo Bank, N.A.

Servicer Compliance Statement

1. I, Jackie Mueller, Senior Vice President of Wells Fargo Bank, N.A. (“Wells Fargo”) hereby state that a review of the activities of Wells Fargo during the year beginning January 1, 2014 through December 31, 2014 and of Wells Fargo’s performance under the Servicing Agreement(s) listed on the attached Exhibit A (the “Servicing Agreement(s)”) has been made under my supervision.

2. To the best of my knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Servicing Agreement(s) in all material respects throughout 2014.

3. Furthermore, Wells Fargo has complied with the requirements of IRS Code sections 6060H (interest received), 6050J (foreclosure/abandonment) and 6050P (cancellation of debt). In addition, Wells Fargo is in compliance with all applicable regulatory requirements, including OFAC, USA Patriot Act, CIP, CFPB and Dodd-Frank.

/s/ Jackie Mueller
Jackie Mueller
Senior Vice President
Wells Fargo Bank, N.A.

February 26th, 2015

Wells Fargo Home Mortgage is a division of Wells Fargo Bank, N.A.

EXHIBIT A

CLIENT	INV#	INV	MASTER SERVICER/TRUSTEE	DEAL NAME
708	E87	N/A	WELLS FARGO CTS/US BANK	SEMT 2011-2